Exhibit 10.10

No. 06-09-25

Purchase Contract

Party A: Feiyang Industry & Trade Co., Ltd øThe Supplier÷

Party B: Shaanxi Jialong Hi-tech Industrial Co., Ltd (The Buyer)

According to the Contract Law of the People’s Republic of China, Party A and Party B agree to constitute the following purchase agreement:

Clause One: Product Name, Quantity, Unit Price and Gross Price

Name and Model: Downloading Machine, Model Number: X-09

Quantity: 200 sets

Unit Price: RMB14, 800.00 Yuan

Gross Price: RMB2, 960,000.00 Yuan (In Words: Two Million Nine Hundred and Sixty Thousand Yuan Only)

Clause Two: .Delivery Date & Transportation

Party A shall deliver all 200 sets downloading machines to Party B ahead of Sep 30th, 2006.

Clause Three: . Delivery Place and Transportation

Delivery Place: Business Place of Party B.

Transportation Way: Decided by Party A.

Clause Four: Quality Requirements

Party A shall guarantee that its delivered products should accord with the state standard and the quality requirement of Party B.

Clause Five: Acceptance Method and Objection Proposal Period 。

Acceptance Method: Party B shall implement the examination and acceptance of the products after delivered by Party A.

Objection Proposal Period: If finds some quality problems, Party B shall inform Party A within one month since the delivery date; otherwise, the products shall be regarded as the up to standard. The products with the quality guarantee period shall be disposed according to the rules in the quality guarantee period.

Clause 6 Settlement Way and Term

Within 3 days after the contract comes into force, the payment shall be settled and paid according to the actual number of downloading machines. Party A shall offer the formal invoice to Party B.

Clause Seven: Responsibility of Contract Breaching

1. If Party B fails to pay the pre-paid payment according to the clause Six of this agreement, Party B shall pay it off within 2 days after Party A’s proposal and bear 1% of the pre-paid payment as violating fines; if Party B still fails to execute it, Party A has the right to terminate the agreement and Part B shall bear 5% of Pre-paid payment as violating fines;

2. If Party B fails to pay for the rest payment according to the Clause Six, as per day delay, it shall pay 0.01% of the rest payment to Party A as the daily late fees;

3. If Party A fails to deliver the products in the contracted period, it shall deliver it within 2 days after Party B proposes and bear 1% of the pre-paid payment as the violating fines:

4. If Party A fails to execute the content of Clause Three, Party B has the right to consult the actual situation to decide whether conceal this agreement or nor and Party A shall bear 5% of pre-paid payment as the violating fines.

Clause Eight: Disputes Settlement

Any disputes caused in the course of performing this agreement, shall be solved through two parties’ negotiation; if fails to reach agreement, either party shall take legal proceedings against the other party to the court located in the contract signed place.

Clause Nine: Miscellaneous:

Any uncovered matters shall be solved according to a supplementary agreement signed after the two parties’ negotiation. The supplementary agreement shall enjoy the same legal force with this agreement.

Clause Ten: This contract is made in duplicate; and each party holds one.

This contract shall be come into force since the date of being signed by the two parties.

Party A (Seal and Signature):	Party B (Seal and Signature):

Person in Charge:	Person in Charge:

Zhao Feiyang	Zhang Jianjun

September 25th, 2006